UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2010
WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-11155	23-1128670

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 North Cascade Avenue, 2nd Floor, Colorado Springs, CO	80903

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (719) 442-2600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 12, 2010, Westmoreland Resources, Inc. (“WRI”), a wholly-owned subsidiary of Westmoreland Coal Company (the “Company”), entered into a thirty-day extension of its revolving line of credit with First Interstate Bank, Billings, Montana (“FIB”). All other terms of the borrowing remain the same during the extension period. Outstanding borrowings at November 12, 2010 were $12.6 million. During the extension period, WRI will be working with FIB to finalize the renewal of the revolving line of credit. As a result of significant increases in operating profits, a decrease in the Company’s heritage health benefit costs, and an increase in WRI’s term debt, the Company anticipates that its cash from operations and available borrowing capacity will be sufficient to meet its cash requirements for the foreseeable future. The Company projects that the margin by which it will be able to meet its cash requirements will increase over the remainder of 2010 and into 2011. The Company believes it can satisfy its liquidity needs for the foreseeable future without relying on proceeds from sales of assets or securities or other capital-raising transactions.
Forward Looking Statements. Statements made in this Current Report on Form 8-K relating to the Company’s future liquidity, capital resources and requirements and potential financing sources, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties, including risks set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission.
Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Change in Terms Agreement between Westmoreland Resources, Inc. and First Interstate Bank dated November 12, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY
Date: November 18, 2010	By:	/s/ Kevin Paprzycki
Kevin Paprzycki
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change in Terms Agreement between Westmoreland Resources, Inc. and First Interstate Bank dated November 12, 2010